Exhibit 99.2

Philip Morris International Inc.
2016 Second-Quarter Results Conference Call
July 19, 2016

NICK ROLLI

(SLIDE 1.)

Welcome. Thank you for joining us. Earlier today, we issued a press release containing detailed information on our 2016 second-quarter results. You may access the release on our website at www.pmi.com or the PMI Investor Relations App.

(SLIDE 2.)

During our call today, we will be talking about results for the second quarter of 2016 and comparing them to the same period in 2015, unless otherwise stated. Please note that in this presentation, net revenues exclude excise taxes.

A glossary of terms, adjustments and other calculations, as well as reconciliations to the most directly comparable U.S. GAAP measures, are at the end of today’s webcast slides, which are posted on our website. Reduced-Risk Products, or “RRPs,” is the term we use to refer to products with the potential to reduce individual risk and population harm in comparison to smoking cigarettes.

(SLIDE 3.)

Today’s remarks contain forward-looking statements and projections of future results. I direct your attention to the Forward-Looking and Cautionary Statements disclosure in today’s presentation and press release for a review of the various factors that could cause actual results to differ materially from projections or forward-looking statements.

It’s now my pleasure to introduce Jacek Olczak, our Chief Financial Officer.

Jacek.

JACEK OLCZAK

(SLIDE 4.)

Thank you, Nick, and welcome, ladies and gentlemen.

As announced this morning, we are raising our 2016 reported diluted EPS guidance by five cents to a range of $4.45 to $4.55, at prevailing exchange rates. The revision is driven solely by currency. Our full-year business outlook remains strong.

Our guidance therefore now includes 40 cents of unfavorable currency and continues to represent a growth rate, excluding currency, of approximately 10% to 12% compared to our adjusted diluted EPS of $4.42 in 2015.

We expect our currency-neutral adjusted diluted EPS growth in the third quarter to be broadly in line with that of the second quarter. Consequently, our full-year 2016 adjusted diluted EPS growth, on the same basis, is expected to be heavily skewed toward the final quarter, largely reflecting a favorable comparison versus the fourth quarter of 2015, during which we made significant investments behind iQOS and our cigarette brand portfolio.

(SLIDE 5.)

As seen on this slide, the five cent moderation in the currency impact on our guidance primarily reflects the appreciation of the Japanese Yen and the Russian Ruble against the U.S. Dollar since we last provided guidance in April.

(SLIDE 6.)

Let me now take you through our second quarter results.

Our organic cigarette shipment volume declined by 4.8%, or by 4.3% excluding estimated inventory movements, due in large part to decreases in low-margin volume in Pakistan and the Philippines. These markets accounted for approximately two points of the organic cigarette shipment volume decline.

(SLIDE 7.)

Net revenues and adjusted OCI in the second quarter increased by 1.4% and 1.8%, respectively, excluding currency. The growth in adjusted OCI reflected favorable pricing, partly offset by negative volume/mix, particularly in the EEMA and Asia Regions, as well as higher costs related to the commercialization of iQOS. Adjusted diluted EPS increased by 1.7%, excluding currency.

(SLIDE 8.)

Our favorable pricing variance of $344 million in the second quarter reflected positive contributions from all Regions, notably EU and EEMA. The favorable pricing in the Asia Region was driven by Indonesia and the Philippines, partly offset by Japan and Korea.

During the quarter we announced or implemented price increases in a number of markets -- including those shown on this slide -- which should support favorable pricing in the second half of the year. In addition, earlier this month we received approval from the Ministry of Finance in Japan to increase the retail price of select Parliament variants by 10 Yen per pack effective August 1st.

For the full year, we continue to anticipate a pricing variance of around 6% of our 2015 net revenues.

(SLIDE 9.)

Our cigarette market share, excluding China and the U.S., declined by 0.4 points in the quarter, due mainly to the Asia Region. Marlboro cigarette share increased slightly, with growth in the EU, Asia and Latin America & Canada Regions, partly offset by a decline in the EEMA Region.

(SLIDE 10.)

Turning now to our Regional results, cigarette industry volume in the EU Region declined by a modest 0.3%, excluding estimated inventory movements, reflecting a continuation of the four favorable trends -- listed on this slide -- that we have observed over recent quarters. We also attribute some of the industry’s resilience to the estimated favorable impact of immigration in select geographies.

The continued moderation in the level of illicit trade is consistent with the findings of an annual study published by KPMG in May. It concluded that the incidence of illicit trade in the EU declined by 0.6 points to 9.8% in 2015, with decreases in most major markets.

For the full year, we forecast a decline in cigarette industry volume of around 1%.

(SLIDE 11.)

Our cigarette market share in the EU Region decreased by 0.2 points in the second quarter. The decline was due mainly to Germany and Italy, partly offset by share growth in four of the Region's other largest markets by industry volume, where Marlboro's share increased.

In Germany, the share decline was due in large part to estimated inventory movements, though it also partly reflected the impact of L&M leaving its round five Euro per pack price point in 2015. In Italy, the decline was due largely to the timing of competitors' price increases, as well as adult smoker down-trading to the mid and super-low price segments.

Regional adjusted OCI increased by 3.5%, excluding currency, driven by higher pricing, notably in Germany and Italy, and supported by the resilient cigarette industry volume performance. For the full year, we are targeting currency-neutral adjusted OCI growth in the high-single-digit range, driven in part by a favorable comparison in the fourth quarter.

(SLIDE 12.)

In the EEMA Region, we recorded strong results in the quarter with adjusted OCI growth of 10.1%, excluding currency, driven by Russia, Saudi Arabia and Turkey.

In Russia, higher pricing drove another quarter of double-digit currency-neutral OCI growth, consistent with our full-year target. Cigarette industry volume declined by 6.8% in the quarter, and by 5.3% June year-to-date. Our cigarette market share decline in the quarter was due mainly to the slower penetration of our competitors’ price increases. Given the continued resilience of cigarette industry volume, we now forecast a full-year 2016 industry decline of around 7%.

Turkey also recorded solid currency-neutral OCI growth in the quarter, driven by favorable volume/mix, reflecting higher cigarette shipment volume supported by Marlboro, and higher pricing.

Our strong currency-neutral adjusted OCI growth in the EEMA Region came despite negative volume/mix in North Africa, where general macro-economic and geopolitical instability continued to put pressure on cigarette industry volume and premium-priced products, including Marlboro. In Algeria specifically, Marlboro has also been impacted by the combination of steep excise tax-driven price increases earlier this year and lower-than-anticipated adult smoker acceptance of the 2.0 Architecture for Marlboro Round Taste.

(SLIDE 13.)

In the Latin America & Canada Region, we recorded cigarette share growth of 0.7 points, driven by Brazil and Canada. Marlboro cigarette share increased by 0.4 points, reflecting growth notably in Brazil.

Currency-neutral adjusted OCI declined in the quarter, due largely to lower cigarette industry volume in Argentina following a significant excise tax increase in May, which resulted in retail price increases of approximately 50% on an industry weighted-average basis. The decline was partly offset by favorable pricing, notably in Argentina and Canada.

(SLIDE 14.)

Turning now to the Asia Region, our adjusted OCI declined by 5.4%, excluding currency, in the quarter, due mainly to unfavorable volume/mix and higher costs related to the commercialization of iQOS.

The lower volume/mix was predominantly in Japan, primarily reflecting an unfavorable comparison with the second quarter of 2015 related to distributor inventory movements.

For the full year, we are targeting Regional adjusted OCI growth, excluding currency, in the mid to high-single-digit range, driven in part by a favorable comparison in the fourth quarter.

(SLIDE 15.)

Our positive full-year outlook for the Asia Region is supported by favorable developments in several of our key markets.

In the Philippines, price gaps between Marlboro and lower-priced brands remained stable throughout the quarter and represented a significant narrowing compared to the second quarter of 2015. This continued to support our share growth and positive mix.

In Indonesia, our quarterly market share is beginning to stabilize on a sequential basis and has benefited from our latest launches and geographical expansions in the machine-made kretek segment. For the full year, we are targeting double-digit currency-neutral OCI growth, despite a cigarette industry volume decline forecast in the range of 1% to 2%.

In Japan, we are also seeing signs of stabilization in our cigarette market share on a sequential basis, after excluding the estimated impact of inventory movements. Marlboro is responding well to the reduced price gap with the leading brand in the market, while recent launches -- such as Lark 7.0 Splash Purple in the differentiated menthol taste category -- are showing positive momentum.

(SLIDE 16.)

I will now cover iQOS, beginning with our exceptional performance in Japan. HeatSticks market share has increased steadily since the national roll-out in mid-April, reaching an estimated 2.7% for the last week of June. For the second quarter, HeatSticks market share reached 2.2%, more than double its first-quarter share.

Given the success of iQOS, we are working to effectively manage our HeatSticks capacity and iQOS device supply to ensure we can meet HeatSticks demand over the balance of 2016.

(SLIDE 17.)

The performance of iQOS in Japan has been supported by growing adult smoker conversion. Based on our most recent data, 70% of iQOS purchasers have either fully or predominantly converted to it.

Our research in Japan also indicates two other positive developments. First, the level of HeatSticks cannibalization from our own cigarette portfolio has declined to around 35%, from around 40% when we began the initial geographic expansion of iQOS last September. Second, the growth of HeatSticks is resulting in up-trading, as adult smokers across all price segments are converting to a premium-priced product.

(SLIDE 18.)

The strong performance of iQOS in Japan highlights its potential in our other launch markets, which today are in earlier stages of commercialization and geographic coverage.

Importantly, we are seeing encouraging HeatSticks offtake volume trends in all launch markets. This chart highlights our weekly indexed offtake volume performance during the first half of 2016 for the launch geographies where iQOS has been present since the beginning of the year.

(SLIDE 19.)

The commercialization of iQOS continues to progress well across other metrics.

As highlighted by Italy and Switzerland, we are generally achieving combined full and predominant conversion levels in line with those in Japan. We are also seeing decreasing cannibalization rates in both Italy and Switzerland, consistent with Japan.

In addition, iQOS was present in ten markets by the end of June, following its commercialization in select cities in Denmark, Germany and Monaco. We remain on track to launch iQOS in key cities in around 20 markets by the end of this year.

(SLIDE 20.)

In conclusion, our second-quarter results were generally in line with our expectations, reflecting favorable developments across many of our key markets, though cigarette shipment volume was lower than anticipated, due to Argentina, North Africa and Pakistan.

We are making exciting progress with the commercialization of iQOS and are on track with our launch plans for this year.

We remain focused on generating strong free cash flow and continue to forecast full-year 2016 free cash flow broadly in line with last year’s level.

The outlook for 2016 remains strong. We are raising our 2016 reported diluted EPS guidance, which, on a currency-neutral basis, continues to reflect a growth rate of approximately 10% to 12% versus 2015 adjusted diluted EPS of $4.42.

(SLIDE 21.)

Thank you. I am now happy to answer your questions.

NICK ROLLI

That concludes our call today. Thank you for joining us. If you have any follow-up questions, please contact the Investor Relations team.

Thank you again and have a nice day.